Exhibit 2.8

AMENDMENT

Dated as of June 27, 2016

to

SEPARATION AGREEMENT

Dated as of January 26, 2016

By and Among

LOCKHEED MARTIN CORPORATION

and

ABACUS INNOVATIONS CORPORATION

AMENDMENT TO

SEPARATION AGREEMENT

This Amendment (this “Amendment”) to Separation Agreement (the “Separation Agreement”), by and among Lockheed Martin Corporation, a Maryland corporation (“Parent”), and Abacus Innovations Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Spinco”), is made as of the 27th day of June 2016. Each of LMC and Spinco is sometimes referred to individually as a “Party” and collectively they are sometimes referred to as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties entered into the Separation Agreement as of January 26, 2016, and contemporaneously therewith the Parties, Leidos Holdings, Inc., a Delaware corporation (“Merger Partner”), and Lion Merger Co., a Delaware corporation and wholly owned subsidiary of Merger Partner (“Merger Partner Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, in accordance with the terms and conditions of the Merger Agreement, immediately following the Distribution, Merger Partner Sub will merge with and into Spinco such that Spinco will become a wholly owned subsidiary of Merger Partner;

WHEREAS, in accordance with the terms and conditions of the Separation Agreement, the Parties desire to amend the Separation Agreement in the manner set forth in this Amendment, and contemporaneously with this Amendment the Parties, Merger Partner and Merger Partner Sub are amending the Merger Agreement; and

WHEREAS, in accordance with Section 16.02(a) of the Separation Agreement and Section 7.15(a) of the Merger Agreement, Merger Partner has executed this Amendment to evidence its consent to this Amendment;

NOW, THEREFORE, in consideration of the foregoing, the amendment of the Merger Agreement and the representations, warranties, covenants and agreements contained in the Separation Agreement and this Amendment, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Section 1. Definitions. Capitalized terms used in this Amendment but not defined herein shall have the meanings given to them in the Separation Agreement.

Section 2. Amendment to Section 2.08(c). Clauses (i) through (iii) of Section 2.08(c) of the Separation Agreement are deleted and replaced with the following clauses (i) through (iv) of Section 2.08(c):

(i) If the Final Net Working Capital Amount is greater than $29,000,000, then (x) the amount of such excess, plus (y) the Final Closing Cash, shall be paid to Parent by Spinco;

(ii) If the Final Net Working Capital Amount is greater than $22,000,000 but not more than $29,000,000, then (x) the difference between (A) $7,000,000 minus (B) the amount of such excess minus (y) the Final Closing Cash, shall be paid to Spinco by Parent (it being understood that if the Final Closing Cash is greater than the amount in clause (x), then in lieu of a payment to Spinco by Parent, the difference between the Final Closing Cash minus the amount in clause (x) shall be paid to Parent by Spinco);

(iii) If the Final Net Working Capital Amount is at least $12,000,000 but not more than $22,000,000, then (x) $7,000,000 minus (y) the Final Closing Cash shall be paid to Spinco by Parent (it being understood that if the Final Closing Cash is greater than the amount in clause (x), then in lieu of a payment to Spinco by Parent, the difference between the Final Closing Cash minus the amount in clause (x) shall be paid to Parent by Spinco); and

(iv) If the Final Net Working Capital Amount is less than $12,000,000, then (x) the difference between $19,000,000 and the Final Net Working Capital minus (y) the Final Closing Cash, shall be paid to Spinco by Parent (it being understood that if the Final Closing Cash is greater than the amount in clause (x), then the difference between the Final Closing Cash minus the amount in clause (x) shall be paid to Parent by Spinco).

For the avoidance of doubt, the final paragraph of Section 2.08(c) shall remain in full force and effect without any amendment or modification.

Section 3. Amendment to Schedule A-2. Schedule A-2 to the Separation Agreement is amended by deleting the contracts listed on Schedule 1 to this Amendment, which contracts shall not be Transferred Assets.

Section 4. Amendment to Schedule A-17. Schedule A-17 to the Separation Agreement is amended and restated in its entirety to read as set forth on Schedule 2 to this Amendment.

Section 5. Related Amendments. If and to the extent any other amendments to the Separation Agreement or the Merger Agreement are necessary to give effect to the changes contemplated by this Amendment, the Parties agree to make such further amendments.

Section 6. Limited Amendment. Except as specifically provided in this Amendment, the Separation Agreement shall remain in full force and effect without any other amendments or modifications.

Section 7. Tax Matters. For the avoidance of doubt, (i) the execution of this Amendment and the consummation of the transactions contemplated hereby shall not be considered (A) an action or failure to take an action by any LMC Entity (as defined in the

Merger Agreement) for purposes of clauses (x) and (y) of Section 2.04(c) of the Merger Agreement or (B) a LMC Disqualifying Action (as defined in the Tax Matters Agreement), and (ii) for purposes of Section 10(a) or Section 10(b) of the Tax Matters Agreement, any adjustment to the number of shares of RMT Parent Capital Stock (as defined in the Tax Matters Agreement) related, directly or indirectly, to the payment of the RMT Parent Special Dividend (as defined in the Merger Agreement) shall not be considered “described in the Transaction Documents” or “provided for under the Merger Agreement.”

Section 8. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts (including by facsimile or PDF), with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each Party shall have received a counterpart hereof signed by the other Parties hereto and Parent shall have received a copy of the Merger Agreement signed by the Parties, Merger Partner and Merger Partner Sub.

Section 9. Governing Law. This Amendment shall be construed in accordance with and governed by federal law and the laws of the State of Delaware (without regard to the choice of law provisions thereof).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties caused this Amendment to be duly executed by their respective authorized representatives on the day and year first above written.

LOCKHEED MARTIN CORPORATION

By:	/s/ Stephen M. Piper	(SEAL)
	Name:	Stephen M. Piper
	Title:	Vice President and Associate General Counsel

ABACUS INNOVATIONS CORPORATION

By:	/s/ F. Barry Hennegan	(SEAL)
	Name:	F. Barry Hennegan
	Title:	Vice President and Secretary

Merger Partner hereby executes this Amendment below to confirm its consent to this Amendment in accordance with the terms and conditions of the Separation Agreement and the Merger Agreement.

LEIDOS HOLDINGS, INC.

By:	/s/ Roger A. Krone	(SEAL)
	Name:	Roger A. Krone
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT TO SEPARATION AGREEMENT]